Exhibit 99.1

FOR IMMEDIATE RELEASE
May 25, 2007

Novell Files Quarterly Reports and Annual Report

WALTHAM, Mass. – May 25, 2007 – Novell, Inc. (NASDAQ:NOVL) today announced that it has filed its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2006 and Jan. 31, 2007 and its Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2006 with the Securities and Exchange Commission. The filings were made in connection with Novell's completion of its self-initiated, voluntary review of the company's historical stock-based compensation practices, the results of which were disclosed in the filings and in a press release issued by Novell on May 23, 2007. Copies of these filings may be accessed through Novell's Investor Relations website at http://www.novell.com/ir.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose Novell's or management's intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novell cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the disagreement of the SEC or the IRS with the judgments Novell made in correcting the measurement dates for stock-based compensation awards and reflecting the related financial and tax impacts; (2) Nasdaq's determination that Novell is not in compliance with all of the applicable listing requirements, in which case Novell's common stock would be delisted from the Nasdaq Global Select Market; (3) any adverse impact of the results of the stock-based compensation practices review, including the recognition of an approximate $19 million decrease to retained earnings as of Nov. 1, 2005, on lawsuits or governmental inquiries; (4) potential impacts of each of these matters on Novell's business and credit ratings; and (5) additional risks and uncertainties and important factors described in Novell's filings with the Securities and Exchange Commission, including Novell's most recent annual report on Form 10-K. Although Novell believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Novell can give no assurance that its expectations will be attained or that results will not materially differ. Novell undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers infrastructure software for the Open Enterprise. Novell is a leader in enterprise-wide operating systems based on Linux* and open source and provides the enterprise management services required to operate mixed IT environments. Novell helps customers minimize cost, complexity and risk, allowing them to focus on innovation and growth. For more information, visit www.novell.com.

Novell is a registered trademark of Novell, Inc. in the United States and other countries. *Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

Press Contact:

Bruce Lowry
Novell
(415) 383-8408
blowry@novell.com